Exhibit 10.20

Star Group, L.P.

9 West Broad Street, Suite 310

Stamford, CT 06902

Entered into June 19, 2019.  Effective as of March 18, 2019.

Mr. Jeffrey M. Woosnam

Star Group, L.P.

9 West Broad Street, Suite 310

Stamford, CT  06902

Dear Jeff:

This agreement (this “Agreement”) confirms your compensation package and other employment terms as Chief Executive Officer and President of Star Group, L.P. and its subsidiaries (the “Partnership”) effective March 18, 2019. We are pleased to offer you the following compensation package and other terms, the levels and conditions of which will be in effect during your employment unless otherwise modified by agreement between you and the Partnership.

1.Base Salary.  Your base annual salary commencing March 18, 2019 will be $316,702 per year. You will be paid $13,195.92 semi-monthly subject to withholding of all applicable taxes and benefit deductions.

2.Benefit Coverage.  You will be eligible to participate in the Partnership's benefits plans in accordance with their terms and conditions.

3.Termination.  It is understood that your employment is at will and that either party can terminate the relationship at any time. If the Partnership terminates your employment for reasons other than for Cause, or you terminate your employment for Good Reason, you will be entitled to a severance payment equal to your base annual salary in the year of such termination (“Termination Severance Payment”). Such amount shall be paid to you in a lump sum within 30 days after the termination of your employment. In consideration of this offer you agree that while you are an employee of the Partnership and for twelve months thereafter, you will not compete with the Partnership nor become involved either as an employee, as a consultant or in any other capacity, in the sale of heating oil or propane on a retail basis. You agree that you will not reveal any confidential information concerning the Partnership and that you will not solicit nor seek to hire, employees of the Partnership during that time.

(a)Good Reason.  For purposes of this Agreement, “Good Reason” shall exist in the event any of the following actions are taken without your consent:  (i) a material diminution in your base salary, duties, responsibilities, or authorities; (ii) a requirement that you report to an officer or employee other than the board of directors of Kestrel Heat, LLC (the “Board”); (iii) a material relocation more than 50 miles away from either your primary work location as of the date of this Agreement or the Partnership’s corporate headquarters; or (iv) any other action or inaction by the Partnership that constitutes a material breach of its obligations under this Agreement.  To exercise your right to terminate for Good Reason, you must provide written notice to the Partnership of your belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason.  The Partnership shall have 30 days to remedy the Good Reason condition(s).  If not remedied within that 30-day period, you may terminate this Agreement; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, you shall be deemed to have accepted the condition(s), or the Partnership’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(b)For purposes of this Agreement, “Cause” means (i) your commission, conviction of, or plea of nolo contendere to, any felony or to any crime or criminal offense involving acts of theft, fraud, embezzlement, or moral turpitude; (ii) your abuse of alcohol or drugs in any manner which adversely affects the performance of your duties in any material way; (iii) your failure or refusal to comply with company policies and procedures as may be in effect from time to time; (iv) malfeasance in the conduct of your duties, which shall include (A) misuse or diversion of funds of the Partnership or its affiliates, (B) embezzlement, (C) material misrepresentations or concealments on any written reports submitted to the Partnership or its affiliates; (D) sexual or other harassment of employees or third parties or any other violation of applicable personnel policies; or (E) any other act or omission which the Board determines in good faith is contrary to the best interests of the Partnership or its affiliates and has materially harmed, or is likely to materially harm, the interests of the Partnership or its affiliates, including their reputations.  If the Board determines in good faith that a cure is possible and appropriate, the Partnership will give you written notice of the acts or omissions constituting Cause and no termination of your employment will be for Cause unless and until you fail to cure such acts or omissions within 15 days following receipt of such written notice.  If the Board determines in good faith that a cure is not possible and appropriate, you will have no notice or cure rights before your employment is terminated for Cause.

4.Change of Control.  If your employment with the Partnership is terminated for any reason, other than by reason of your death, termination by the Board for any reason other than for Cause, or termination by you for Good Reason, within a period of 180 days following a Change of Control, you will be entitled to receive from Petro Holdings Inc. a severance payment equal to two times your base annual salary in the year of such termination plus two times the average amount paid to you as a bonus and/or as profit sharing during the three years preceding the year of such termination (“Change of Control Severance Payment”), to be paid to you in a lump sum within 30 days after the termination of your employment.  The term “Change of Control” shall mean the present equity owners of Kestrel Heat, LLC and their affiliates collectively shall cease for any reason to beneficially own equity interests having the voting power to elect at least a majority of the members of the board of directors or other governing board of the general partner of the Partnership or any successor entity to the Partnership. For the avoidance of doubt, you will not be entitled to receive both a Termination Severance Payment and a Change of Control Severance Payment.

5.Controlling Nature of this Agreement.  This Agreement shall be in addition to any other agreements between you and the Partnership (or any affiliate of the Partnership).  In the event of any conflict between this Agreement and any such other agreement, the terms of this Agreement shall control.

6.Full Settlement.  The obligation to pay any Termination Severance Payment or Change of Control Severance Payment hereunder is subject to receipt by the Partnership of a waiver and release in form reasonably satisfactory to the Partnership within 30 days after the termination date pursuant to which you will acknowledge that any Termination Severance Payment or Change of Control Severance Payment hereunder is in lieu of all claims against the Partnership and its affiliates arising out of or relating to your employment and the termination of your employment, excepting only compensation and benefits accrued to the date of termination of employment.  In no way will you be obligated to seek other employment or take any other action to mitigate the amounts payable to you pursuant to this Agreement.

7.Miscellaneous.

(a)Successor.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(b)Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent or continuing breach of the same provision or of any other provision of this Agreement.

(c)Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, or mailed by first‑class certified mail, postage prepaid and return receipt requested, or by facsimile transmission, electronic mail or sent by reputable overnight courier addressed as follows:

If to Jeffrey Woosnam:

Star Group, L.P.

9 West Broad Street, Suite 310

Stamford, CT 06902

Attn: Jeffrey M. Woosnam

If to the Company:

Star Group, L.P.

9 West Broad Street, Suite 310

Stamford, CT 06902

Attn: Chief Financial Officer

With a copy to:

Thompson & Knight LLP

1722 Routh St., Ste. 1500

Dallas, Texas  75201

Attn: Ann Marie Cowdrey

Telephone No.: (214) 969-1221

Email: annmarie.cowdrey@tklaw.com

or, in each case, at such other address as may from time to time be specified to the other party in a notice similarly given.

(d)Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of law principles thereof.

(e)Entire Agreement.  This Agreement contains the entire Agreement of the parties and their affiliates relating to the subject matter hereof and supersedes all prior Agreements, representations, warranties and understandings, written or oral, with respect thereto.

(f)Validity.  If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(g)Amendments, Miscellaneous, Etc.  Neither this Agreement, nor any term hereof, may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which such change, waiver, discharge or termination is sought to be enforced.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Please indicate your agreement with the foregoing by signing in the space provided below.

STAR GROUP, L.P.

By:/s/ Richard Ambury

Richard Ambury

Chief Financial Officer

AGREED:

/s/ Jeffrey M. Woosnam

Jeffrey M. Woosnam